Exhibit 10.1

EXECUTION COPY

PURCHASE AGREEMENT

by and among

SEQUENTIAL BRANDS GROUP, INC.,

ETPH ACQUISITION, LLC

and

B®AND MATTER, LLC

Dated as of March 28, 2013

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EXHIBITS:

Exhibit A – Closing Estimate Statement

Exhibit B – Closing Bankruptcy Payments

Exhibit C – Other Closing Payments

Exhibit D – Open Matter Schedule

Exhibit E – Bankruptcy Settlement Agreement

Exhibit F – Escrow Agreement

Exhibit G – Intellectual Property Confirmatory Assignment Agreement

Exhibit H – Seller Closing Payments

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is dated as of March 28, 2013, by and among Sequential Brands Group, Inc., a corporation incorporated under the laws of Delaware (“Purchaser”), ETPH Acquisition, LLC, a limited liability company organized under the laws of Delaware (“Seller”), and, solely for purposes of Section 7.13, B®and Matter, LLC, a limited liability company organized under the laws of Delaware (the “Company”).

WITNESSETH:

WHEREAS, Seller owns all of the issued and outstanding equity interests of the Company (the “Company Interests”);

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Company Interests, pursuant to the terms set forth in this Agreement; and

WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Company Interests pursuant to this Agreement, Purchaser shall own all of the issued and outstanding equity interests of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

Purchase and Sale of COMPANY INTERESTS

Section 1.1.          Purchase and Sale of Company Interests. Upon the terms set forth in this Agreement, Seller hereby sells, assigns, transfers and conveys to Purchaser at the Closing, free and clear of all Liens (other than any restriction on the transfer thereof under applicable securities Laws), and Purchaser hereby purchases and acquires from Seller at the Closing, the Company Interests.

Section 1.2.          Closing Statement; Closing Payments.

(a)          Seller has delivered to Purchaser a statement setting forth the amount of the Closing Funded Indebtedness and the Company Transaction Expenses as of the Closing Date, the identity of each Person owed Closing Funded Indebtedness and/or Company Transaction Expenses and the amount thereof owed to such Person (the “Closing Statement”), a copy of which is attached hereto as Exhibit A.

(b)          On March 22, 2013, Seller caused the Company to pay, solely from available cash on hand and without incurring any Indebtedness, on behalf of the Seller and the Company (and in the case of amounts payable in connection with the Bankruptcy Settlement Agreement and Bankruptcy Settlement Approval Order, the defendants to the Bankruptcy Litigation), by wire transfer of immediately available funds, the amounts specified in Exhibit B to the parties identified therein.

(c)          At the Closing, Purchaser shall, in full consideration for the purchase by Purchaser of the Company Interests: (i) pay to Seller the cash portion of the Closing Payment by wire transfer of immediately available funds to an account designated by Seller in writing to Purchaser prior to the Closing; (ii) direct the Transfer Agent to issue the portion of the Closing Payment consisting of the Payment Shares to and in the name of Seller; and (iii) make the other payments to be made by Purchaser set forth in this Section 1.2.

(d)          At the Closing, Purchaser shall deposit (or cause to be deposited) with the Escrow Agent the Indemnity Escrow Amount. The Escrow Agent shall disburse the Indemnity Escrow Amount in accordance with Section 6.9 and the Escrow Agreement.

(e)          Seller has delivered to Purchaser a duly executed payoff letter from each holder of Closing Funded Indebtedness (each, a “Debt Payoff Letter”). At the Closing, Purchaser shall pay (or cause to be paid) to the holders of such Closing Funded Indebtedness the aggregate amount set forth in the Debt Payoff Letters, in each case by wire transfer of immediately available funds pursuant to written instructions provided therein.

(f)          Seller has delivered to Purchaser an invoice from each Person owed any Company Transaction Expenses (each, an “Expense Invoice”), which Expense Invoice (i) sets forth the amount required to pay all Company Transaction Expenses owned to such Person through the Closing Date, and (ii) sets forth the wire transfer instructions for the payment of such Company Transaction Expenses to such Person. At the Closing, Purchaser shall pay (or cause to be paid) all Company Transaction Expenses as set forth in such Expense Invoices, in each case by wire transfer of immediately available funds pursuant to written instructions provided therein (it being understood that any Company Transaction Expenses payable in respect of a change of control bonus shall be paid through the Company payroll at or after the Closing (as may be agreed with the recipient of such bonus) and shall be subject to withholding and employment Taxes).

(g)          At the Closing, Purchaser shall pay, on behalf of Seller and the Company, by wire transfer of immediately available funds, the amounts specified in Exhibit C to the parties identified therein. Without limiting the foregoing, from and after the Closing, Purchaser shall pay, perform and discharge when due, and shall be solely responsible for, any payments or obligations of the Seller and/or its Subsidiaries or the Company to any of the parties identified in Exhibit C, whether related to the matters on Exhibit C or otherwise, other than any such payments or obligations resulting from any arrangement between Seller and/or any of its Subsidiaries, on the one hand, and any of the parties identified in Exhibit C, on the other hand, entered into after the Closing.

(h)          At the Closing, Seller shall pay, by wire transfer of immediately available funds, the amounts specified in Exhibit H to the parties identified therein.

Section 1.3.          Closing; Closing Deliverables.

(a)          The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur simultaneously with the execution and delivery of this Agreement. The Closing shall be deemed to occur at 12:01 A.M. on the date hereof. Such date herein is referred to as the “Closing Date”.

(b)          At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i)          a non-foreign person affidavit from Seller as required by Section 1445 of the Code;

(ii)         the Intellectual Property Confirmatory Assignment Agreement in the form attached hereto as Exhibit G, duly executed by each party thereto; and

(iii)        a duly executed written resignation by Seller as the sole managing member of the Company and termination by Seller of the Company’s limited liability company agreement.

Section 1.4.          Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement, such amounts as Purchaser is required to withhold and deduct with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Purchaser such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made by Purchaser.

Section 1.5.          Tax Treatment of Payments. Any indemnification payments made pursuant to Article VI shall be deemed to be, and each of Purchaser and Seller shall (and Purchaser shall cause the Company to) treat such payments as, an adjustment to the Purchase Price for all federal, state, local and foreign income tax purposes.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure letter delivered by Seller to Purchaser concurrently with the execution of this Agreement (the “Seller Disclosure Letter”), Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

Section 2.1.          Due Organization, Good Standing and Power.

(a)          The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by the Company, or the nature of the business conducted by the Company, makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller has made available to Purchaser prior to the date hereof true and complete copies of the Company’s certificate of formation and the Company’s limited liability company agreement, in each case, as amended and in full force and effect as of the date hereof.

(b)          Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not result in a material adverse effect on its ability to consummate the Transactions.

Section 2.2.          Authorization; Noncontravention.

(a)          Seller has the requisite limited liability company power and authority and has taken all limited liability company action necessary to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Seller of the Transactions, have been duly authorized and approved by all necessary limited liability company action. No other limited liability company action on the part of Seller is necessary to authorize the execution, delivery and performance by Seller of this Agreement or the other Transaction Documents to which it is a party and the consummation of the Transactions. This Agreement has been, and the other Transaction Documents to which Seller is a party, when executed will be, duly executed and delivered by Seller, and assuming that this Agreement and other Transaction Documents to which Seller is a party constitutes a valid and binding obligation of the other parties thereto, constitute a valid and binding obligation of Seller enforceable against Seller in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)          The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party do not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not, (i) conflict with any of the provisions of the certificate of formation or limited liability company agreement of Seller or the Company, in each case, as amended to the date of this Agreement, (ii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 2.4, conflict with or result in a breach of, or default under, any Contract to which Seller or the Company or any of their respective Subsidiaries is a party to or by which Seller or the Company or any of their respective Subsidiaries or any of their respective properties or assets are bound (including any Material Contract or IP License) or, (iii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 2.4, contravene any Law or any Order currently in effect, which, in the case of clauses (ii) and (iii) above, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.3.          Ownership of Company Interests; Capitalization of the Company.

(a)          As of the date hereof, the authorized capital of the Company consists of the Company Interests, all of which are issued and outstanding and owned by the Seller, free and clear of all Liens (other than any restriction on the transfer thereof under applicable securities Laws), and Seller is the record and beneficial owner of the Company Interests.

(b)          All issued and outstanding equity interests of the Company described in Section 2.3(a) have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. No other equity interests or securities of the Company are issued, reserved for issuance or outstanding. The Company is not a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the equity or voting interests in the Company, pursuant to which the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, any equity or voting interests in the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any equity or voting interests in the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity or voting interests in the Company. The Company does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of the Company on any matter. There are no irrevocable proxies and no voting agreements with respect to any equity or voting interests in the Company. There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by the Company other than (i) those imposed by the Laws of the State of Delaware and (ii) as set forth on Schedule 2.3(b) of the Seller Disclosure Letter.

(c)          The Company does not own any equity interest in any Person.

Section 2.4.          Consents and Approvals. No consent, approval or authorization of or filing with any Governmental Entity or any other Person must be obtained or made in connection with (a) the execution and delivery of this Agreement or any other Transaction Document or the performance thereunder by Seller or (b) the consummation by Seller of the Transactions, except for, in each case, (x) the consents, approvals, authorizations or filings set forth on Schedule 2.4 of the Seller Disclosure Letter, which schedule shall set forth all consents, approvals, authorizations, filings or waivers required under the IP Licenses, and (y) other than consents required pursuant to any IP License, any other consents, approvals, authorizations or filings which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the consents, approvals, authorizations or filings set forth on Schedule 2.4 of the Seller Disclosure Letter.

Section 2.5.          Financial Statements; No Undisclosed Liabilities.

(a)          Seller has furnished Purchaser with (i) the audited balance sheet of the Company as at December 31, 2011 and December 31, 2010 and the related audited statements of income, member’s equity and cash flows for the fiscal years ended December 31, 2011 and December 31, 2010, all certified by the Company’s accountants, and (ii) the interim unaudited balance sheet of the Company as at December 31, 2012 (the “Balance Sheet Date”) and the related interim unaudited statements of income, member’s equity and cash flows for the fiscal year then ended. The financial statements referred to above, including the footnotes thereto (collectively, the “Financial Statements”), except as described therein, and in the case of interim Financial Statements, except for the absence of notes thereto and subject to normal year-end audit adjustments, have been prepared in accordance with GAAP consistently followed throughout the periods indicated.

(b)          The audited balance sheets of the Company referred to in Section 2.5(a)(i) fairly present, in all material respects, the financial position of the Company as at December 31, 2011 and December 31, 2010, respectively, and the related audited statements of income, member’s equity and cash flows fairly present, in all material respects, the results of the operations, member’s equity and cash flows of the Company for the fiscal years then ended. The unaudited balance sheet of the Company referred to in Section 2.5(a)(ii) fairly presents, in all material respects, the financial position of the Company as at the Balance Sheet Date and the related statements of income, member’s equity and cash flows fairly present, in all material respects, the results of the operations, member’s equity and cash flows of the Company for the period indicated.

(c)          The Company does not have any claims or Liabilities of any kind, except for (i) claims or Liabilities set forth in the unaudited Financial Statements of the Company as at and for the twelve (12) fiscal month period ended December 31, 2012, (ii) future executory Liabilities arising under any Material Contract or IP License (other than as a result of breach thereof) and (iii) accounts payable to trade creditors and accrued expenses, in each case, incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice; and (iv) Liabilities set forth on Schedule 2.5(c) of the Seller Disclosure Letter.

Section 2.6.          Absence of Certain Changes. Since the Balance Sheet Date through the date hereof:

(a)          there has not been any event, circumstance, development, state of facts, occurrence, change or effect which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(b)          other than as set forth on Schedule 2.6(b) of the Seller Disclosure Letter, the Company has not:

(i)          declared, paid or set aside any dividend or made any distribution with respect to any equity or voting interest in the Company;

(ii)         paid any Company Transaction Expenses;

(iii)        increased the compensation payable (including wages, salaries, bonuses or any other remuneration) or to become payable to, or made any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with, any officer, manager, director, employee, independent contractor or agent of the Company,

(iv)        made any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer, manager, director, employee, independent contractor or agent of the Company, except for payments that were explicitly reflected or reserved against in the Financial Statements;

(v)         (A) delayed or extended the payment of any accounts payables beyond the due date thereof, (B) caused or requested any amounts payable to the Company under any Material Contract or IP License to be paid to the Company prior to the due date applicable to such amount thereunder, or (C) wrote-off as uncollectible any notes or accounts receivable;

(vi)        paid, discharged, settled or satisfied any actions or Liabilities, other than (A) the Bankruptcy Litigation and (B) payments, discharges, settlements or satisfactions of Liabilities in the ordinary course of business consistent with past practice or explicitly reflected or reserved against in the Financial Statements;

(vii)       made any loans, advances or capital contributions to, or investments in, any other Person; or

(viii)      entered into any Contract or committed or agreed (whether or not such Contract, commitment or agreement is legally binding) to do any of the foregoing actions in this Section 2.6(b).

Section 2.7.          Compliance with Laws. Except as set forth on Schedule 2.7 of the Seller Disclosure Letter, the Company is not currently conducting, and since December 31, 2009, has not conducted, its operations in violation of any Law or Order applicable to the Company in any material respect. Since December 31, 2009, the Company has not received any written notice that any such violation is being or may be alleged.

Section 2.8.          Permits. The Company possesses all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the business of the Company as presently conducted, or that are necessary for the lawful ownership of its properties and assets. All such Permits are valid and have not lapsed or been cancelled, terminated or withdrawn. The Company is in compliance with all such Permits in all material respects.

Section 2.9.          Litigation. Except as set forth in Schedule 2.9 of the Seller Disclosure Letter, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by, before or against any Governmental Entity or any other Person, pending, or, to the Knowledge of Seller, threatened, against or affecting the Company or any of its properties, assets or rights, including the Company Intellectual Property or any Employee Benefit Plan. The Company is not subject to any Order that restricts the operation of its business or which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.10.         Employee Benefit Plans.

(a)          Set forth in Schedule 2.10(a) of the Seller Disclosure Letter is an accurate and complete list of each material employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment (i) maintained by the Company or to which the Company contributes (or has any obligation to contribute), has any liability or is a party and (ii) under which any employee of the Company has any right to benefits (collectively, the “Employee Benefit Plans”). No trade or business (whether or not incorporated) which is treated as a single employer together with the Company, within the meaning of Sections 414(b), (c), (m) or (o) of the Code, maintains, contributes or has material liability with respect to any employee benefit plan covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

(b)          Except as set forth on Schedule 2.10(b) of the Seller Disclosure Letter, each Employee Benefit Plan is in compliance with all applicable Laws (including ERISA and the Code) and has been administered and operated in all material respects in accordance with its terms, except for any failure to so comply, administer or operate that could not, individually or in the aggregate, reasonably be expected to result in a material liability of the Company.

(c)          Each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the Knowledge of Seller, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of the qualified status of any such plan.

(d)          The Company has no obligation to pay, gross up, or otherwise indemnify any individual for any taxes imposed under Section 409A or Section 4999 of the Code. The Company has no obligation to any Person to cause any Employee Benefit Plan to comply with Section 409A of the Code other than under applicable Law.

(e)          No Employee Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

(f)          All material payments have been timely made of all amounts which the Company is required under applicable Law or under any Employee Benefit Plan or related agreement to have paid as of the last day of the most recent fiscal year of each Employee Benefit Plan ended prior to the date hereof or have been timely reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the account records of the Company, and the Company has timely deposited all amounts withheld from employees into the appropriate trusts or accounts.

(g)          Except as set forth on Schedule 2.10(g) of the Seller Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, “parachute payment” (as such term is defined in Section 280G of the Code), severance, bonus, retirement or job security or similar-type benefit, or increase any benefits or accelerate the payment, vesting or funding of any benefits to any employee or former employee or director of the Company or limit or restrict the right of the Company to merge, amend or terminate any Employee Benefit Plan.

(h)          Except as set forth on Schedule 2.10(h) of the Seller Disclosure Letter, to the Knowledge of Seller, the Company has classified all individuals who perform services for it correctly under each Employee Benefit Plan, ERISA, the Code and all other applicable Laws as common law employees, independent contractors or leased employees.

(i)          The Company has made available or caused to be made available to Purchaser true and complete copies of each Employee Benefit Plan, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof, and, to the extent applicable, (i) all current summary plan descriptions and any summaries of material modifications, (ii) all current trust agreements, declarations of trust and other documents establishing funding arrangements (and all amendments thereto and the latest financial statements thereof), (iii) the most recently completed annual report on IRS Form 5500-series, including any attachments thereto, (iv) the most recent actuarial valuation report, (v) the most recent determination letter and/or opinion letter, (vi) any materials relating to any material government investigation or audit or any submissions under any voluntary compliance procedures, and (vii) all material contracts and agreements relating to each Employee Benefit Plan.

Section 2.11.         Labor Matters.

(a)          The Company is not subject to, bound by or currently negotiating any collective bargaining or other agreement with any labor union. There are no pending or, to the Knowledge of Seller, threatened strikes, lockouts, union organization activities (including union organization campaigns or requests for representation), pickets, material slowdowns, material stoppages, or material labor disputes in respect of the business of the Company.

(b)          Schedule 2.11(b) of the Seller Disclosure Letter sets forth as of the date hereof: (i) the name of each employee of the Company; (ii) each such employee’s title or position; (iii) each such employee’s current annualized base salary; and (iv) each such employee’s most recent year-end bonus and target bonus (if applicable and determinable) for the year ending December 31, 2013.

Section 2.12.         Tax Matters.

(a)          Tax Returns. The Company and Seller have filed or caused to be filed, or shall file or cause to be filed on or prior to the Closing, all material returns, statements, forms and reports for Taxes (each, a “Return”) that are required to be filed by, or with respect to, the income, assets or operations of, the Company on or prior to the Closing (taking into account any applicable extension of time within which to file).

(b)          Payment of Taxes. All material Taxes and material Tax liabilities of, or with respect to the income, assets or operations of, the Company that are due and payable on or prior to the Closing have been (or will be) timely paid on or prior to the Closing or accrued on the books and records of the Company in accordance with GAAP.

(c)          Other Tax Matters.

(i)          The Company is not currently and has not been the subject of an audit or other examination relating to the payment of a material amount of Taxes of the Company by the Tax authorities of any nation, state or locality (and no such audit is pending or, to the Knowledge of Seller, contemplated) nor has the Company received any written notices from any Taxing authority that such an audit or examination is pending or relating to any issue which would reasonably be expected to affect the Tax liability of, or with respect to the income, assets or operations of, the Company.

(ii)         The Company is not presently contesting any material Tax liability of, or with respect to the income, assets or operations of, the Company before any Governmental Entity.

(iii)        All Taxes that the Company is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other Person have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(iv)        There are no Tax-sharing, allocation, indemnification or similar Contracts in effect as between the Company or any predecessor or Affiliate thereof and any other party (including Seller and any predecessors or Affiliates thereof) under which Purchaser or the Company could be liable for any Taxes or other claims of any party.

(v)         The Company is and has always been since its formation properly characterized as a disregarded entity for U.S. federal income tax purposes.

(vi)        The Company is not currently subject and has never been subject to a requirement to pay Federal, state, local or foreign income Taxes (“Income Taxes”) or to file Returns with respect to Income Taxes (“Income Tax Returns”), including, but not limited to, Income Tax Returns with respect to any taxable year or other taxable period ending on or before the Closing Date.

Section 2.13.         Intellectual Property.

(a)          Schedule 2.13(a) of the Seller Disclosure Letter is a complete and accurate list of all domestic and foreign patents and patent applications, trademark registrations and applications therefor, service mark registrations and applications therefor, material unregistered trademarks and service marks, Internet domain names and registered copyrights owned by the Company (together with all other Intellectual Property owned, used, or held for use by the Company, Seller or any of Seller’s Subsidiaries in connection with the business of the Company, including all Intellectual Property in the name of Seller, any Subsidiary of Seller and Ellen Tracy Inc., collectively the “Company Intellectual Property”). Except as set forth in Schedule 2.13(a) of the Seller Disclosure Letter, the Company exclusively owns, free and clear of all Liens, Orders and other adverse claims with respect thereto, the Company Intellectual Property set forth in Schedule 2.13(a) of the Seller Disclosure Letter. No Affiliate of the Company or Seller, including Seller, is using, owns or has rights to use any of the Company Intellectual Property or Company IT Systems, and no such Affiliate shall own or have the right to use any of the Company Intellectual Property or Company IT Systems following the Closing.

(b)          To the extent indicated on such Schedule, the Company Intellectual Property listed in Schedule 2.13(a) of the Seller Disclosure Letter has been duly registered in, filed in, or issued by the United States Patent and Trademark Office (“USPTO”), United States Copyright Office (“USCO”), a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States or the appropriate offices of other jurisdictions (foreign and domestic), and, to the Knowledge of Seller, each such registration, filing, and issuance has not been terminated or repudiated and, to the Knowledge of Seller, remains binding as of the date hereof. None of the Company Intellectual Property listed in Schedule 2.13(a) of the Seller Disclosure Letter has been cancelled, abandoned, or otherwise terminated, and all renewal and maintenance fees in respect thereof that were due prior to the date hereof have been duly paid. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Company Intellectual Property listed in Schedule 2.13(a) of the Seller Disclosure Letter.

(c)          Schedule 2.13(c) of the Seller Disclosure Letter sets forth a complete and accurate list of all licenses, sublicenses, and other Contracts under which the Company grants or receives any rights to Intellectual Property, including all Contracts that involve the Company Intellectual Property (whether such Contracts are held in the name of the Company, Seller, any Affiliate of Seller or the Company, or any predecessor to Seller or the Company or their respective Affiliates, including CJ Apparel Group, LLC, Ellen Tracy LLC, Ellen Tracy Inc., and Fashionology LLC), and all Intellectual Property settlement and coexistence agreements (collectively, the “IP Licenses”); provided that for purposes of scheduling only, it shall not be a breach of this provision if the schedule omits licenses with respect to commercially available “off-the-shelf” software applications with one time or annual license fees of less than ten thousand dollars ($10,000).

(d)          Except as set forth on Schedule 2.13(d) of the Seller Disclosure Letter, the Company either exclusively owns, free and clear of all Liens, or has the valid right to use pursuant to an IP License to which the Company is a party, all Company Intellectual Property. The Company Intellectual Property constitutes all Intellectual Property necessary to conduct the business of the Company in the manner in which it is presently conducted and presently contemplated to be conducted in the future.

(e)          The conduct of the business of the Company (including the marketing, licensing, sale or distribution of products and the general conduct and operations of the business of the Company) does not violate, infringe or misappropriate any Intellectual Property of any Person, including any right of privacy or publicity, and is not libelous, slanderous, or defamatory. Except as set forth in Schedule 2.13(e) of the Seller Disclosure Letter, since December 31, 2009, the Company has not received any written notice, threat, offer to license, or claim from any Person challenging its right to use any Intellectual Property. Except as set forth in Schedule 2.13(e) of the Seller Disclosure Letter, there are no pending or, to the Knowledge of Seller, threatened, Actions, or claims by any Person or Governmental Entity alleging that the conduct of the business of the Company or the use of the Company Intellectual Property by any Person violates, infringes, misuses, or misappropriates any Intellectual Property owned by any Person. Except as set forth in Schedule 2.13(e) of the Seller Disclosure Letter, there are no pending, or to the Knowledge of Seller, threatened, Actions, or claims by any Person challenging the validity of any Company Intellectual Property owned by the Company or by Seller, any of Seller’s Subsidiaries or Ellen Tracy Inc. in connection with the business of the Company (the “Owned Intellectual Property”) (including Internet domain names) or that seeks to challenge or limit the Company’s ownership of or right to enforce any of the Company Intellectual Property. Except as set forth in Schedule 2.13(e) of the Seller Disclosure Letter or non-final office actions received in the course of prosecution, there are no interferences, cancellation proceedings, oppositions, or other contested proceedings pending or, to the Knowledge of Seller, threatened, in the USPTO, USCO, or any Governmental Entity relating to any pending application or issuance with respect to the Owned Intellectual Property.

(f)          To the Knowledge of Seller no Person is infringing, misappropriating or otherwise violating the Owned Intellectual Property nor has the Company made any claim in writing of a violation, infringement, misuse, or misappropriation by any Person (including any employee or former employee of Seller or the Company) of its rights to, or in connection with any of the Owned Intellectual Property, which claim is still pending, and there are no pending, outstanding, threatened or imminent Actions asserting the same.

(g)          The Company owns or has a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company (the “Company IT Systems”). The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company as currently conducted. The Company has implemented commercially reasonable backup, security and disaster recover technology, consistent in all material respects with applicable regulatory standards and customary industry practices.

(h)          The Company has taken all commercially reasonable steps to protect and maintain the confidentiality of all Trade Secrets related to the business of the Company.

Section 2.14.         Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Seller or the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company in connection with this Agreement or any of the Transactions.

Section 2.15.         Material Contracts.

(a)          Schedule 2.15(a) of the Seller Disclosure Letter sets forth an accurate and complete list as of the date hereof of the following Contracts (in each case, other than any Employee Benefit Plan) (each such Contract required to be set forth on such Schedule, a “Material Contract”) to which the Company is a party or by which it is bound:

(i)          all Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the equity interests of the Company;

(ii)         all Contracts involving a loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment advances to the employees of the Company extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(iii)        all Contracts involving Indebtedness of the Company or granting or evidencing a Lien on any property or asset of the Company, other than a Permitted Lien, or under which any Person (other than the Company) has directly or indirectly guaranteed Indebtedness of the Company;

(iv)        all Contracts involving the lease or sublease of real property;

(v)         all IP Licenses;

(vi)        any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment or commercial banks;

(vii)       all Contracts limiting the ability of the Company to engage in any line of business or to compete with any Person or in any geographical area;

(viii)      all Contracts (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (A) Seller or any of the members of Seller or their respective Affiliates or any Affiliate of the Company or (B) any current or former officer, manager or director of the Company;

(ix)         all Contracts (including letters of intent) (A) involving the future disposition or acquisition of assets or properties involving consideration of more than $50,000 individually or $250,000 in the aggregate, or any merger, consolidation or similar business combination transaction, or (B) relating to the acquisition by the Company of any operating business or the capital stock or other equity interests of any other Person pursuant to which the Company has continuing obligations as of the date hereof;

(x)          all Contracts establishing any joint venture, partnership, strategic alliance, joint development or similar arrangement;

(xi)         all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xii)        all Contracts (A) for the employment of any officer, individual employee or other Person on a full-time or consulting basis who cannot be dismissed immediately without notice and without liability or obligation of any kind whatsoever in excess of $50,000 and (B) Contracts requiring severance payments or payments upon a change-in-control;

(xiii)       all Contracts that involve the performance of services for, or delivery of goods or materials to, the Company during the twelve (12) month period immediately prior to the date hereof of an amount or value in excess of $50,000; and

(xiv)      all other Contracts that impose any direct or indirect payment obligation of more than $50,000 in the aggregate over the life of such Contract.

(b)          Each Material Contract has not been terminated or been repudiated. Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company and, to the Knowledge of Seller, each of the other parties thereto, enforceable in accordance with the terms thereof, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) or the implied covenant of good faith and fair dealing. Except as set forth in Schedule 2.15(b) of the Seller Disclosure Letter, there exists no default or event of default, nor any event, occurrence, condition or act (including the sale and transfer of the Company Interests contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder with respect to any Material Contract other than any such default, event of default, event, occurrence, condition or act which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Seller, all of the covenants to be performed by any other party to any Material Contract set forth in Schedule 2.15(a) of the Seller Disclosure Letter (or required to be set forth in Schedule 2.15(a) of the Seller Disclosure Letter) have been fully performed in all material respects.

Section 2.16.         Owned Real Property. The Company does not own any interest in real property.

Section 2.17.         Affiliate Transactions. Except as set forth on Schedule 2.17 of the Seller Disclosure Letter and except with respect to compensation and benefits arrangements with the Company’s employees under the Employee Benefit Plans, there are no Contracts or Liabilities between the Company, on the one hand, and Seller or any of its members or Subsidiaries, on the other hand.

Section 2.18.         Indebtedness. Schedule 2.18 of the Seller Disclosure Letter sets forth a true and complete description (including the amount) of all of the outstanding Indebtedness of the Company.

Section 2.19.         Insurance. Set forth in Schedule 2.19 of the Seller Disclosure Letter is an accurate and complete list as of the date hereof of all material insurance policies which cover the Company or its business, properties, assets or employees (including self-insurance). Such policies are valid, binding and enforceable, all premiums thereon have been paid, and the Company is otherwise in compliance with the terms and provisions of such policies, other than any such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in the cancellation of, any such policy.

Section 2.20.         Relationships with Customers of Licensees. No material customer of any licensee under any IP License has, during the six (6) months prior to the date hereof, notified the Company or Seller or, to the Knowledge of Seller, such licensee, that such customer intends (a) to cancel or otherwise modify in any material respect its relationship with such licensee, or (b) to decrease or limit its ongoing commercial relationship with such licensee.

Section 2.21.         Confidential Information. No Confidential Information has been disclosed to any member of Seller (other than to such members who are officers or managers of the Company or Seller and in such capacity), other than information that is subject to confidentiality obligations contained in Seller’s limited liability company agreement and periodic financial statements for the Company consisting of balance sheets and related statements of income, member’s equity and cash flows.

Section 2.22.         Independent Investigation. Seller acknowledges and agrees that (a) except for the specific representations and warranties of Purchaser contained in Article III, none of Purchaser, its Affiliates or any of their respective stockholders, controlling persons or Representatives makes or has made, and Seller is not relying on, any representation or warranty, either express or implied, (i) with respect to Purchaser or its business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or (ii) as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or otherwise made available to Seller, the Company or any of their respective Affiliates, members or Representatives and (b) none of Purchaser or its Affiliates or any of their respective stockholders, controlling Persons or Representatives shall have any liability or responsibility whatsoever to Seller or its Affiliates, members or Representatives on any basis (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Seller, the Company or their respective Affiliates, members or Representatives, except as and only to the extent expressly set forth in this Agreement.

Section 2.23.         Exclusivity of Representations. Except as and to the extent expressly set forth in this Article II, Seller makes no representations or warranties, express or implied, with respect to itself, the Company, or any of their businesses, assets or liabilities, to Purchaser or any other Person, and Seller hereby disclaims all liability and responsibility for any other representation or warranty made, communicated, or furnished to Purchaser or any of its Affiliates, Representatives or financing sources.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in Purchaser’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2011 and any Purchaser SEC Reports filed after December 31, 2011 and prior to the date hereof (excluding any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included therein that are predictive, forward-looking, non-specific or primarily cautionary in nature (but including any specific factual information contained therein)), Purchaser represents and warrants to Seller as follows:

Section 3.1.          Due Organization, Good Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by Purchaser, or the nature of the business conducted by Purchaser makes such qualification necessary, except where the failure to be so qualified to licensed or in good standing would not have a material adverse effect on the ability of Purchaser to consummate the Transactions. Purchaser has made available to Seller prior to the date hereof true and complete copies of Purchaser’s certificate of incorporation and by-laws (or equivalent governing documents), in each case, as amended and in full force and effect as of the date hereof.

Section 3.2.          Authorization; Noncontravention.

(a)          Purchaser has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Purchaser of the Transactions, have been duly authorized and approved by all necessary corporate action. No other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement or the other Transaction Documents to which it is a party and the consummation of the Transactions. This Agreement has been, and the other Transaction Documents to which Purchaser is a party, when executed will be, duly executed and delivered by Purchaser, and assuming that this Agreement and the other Transaction Documents to which Purchaser is a party constitute a valid and binding obligation of the other parties thereto, constitute a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)          The execution and delivery of this Agreement and the other Transaction Documents to which Purchaser is a party do not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not, (i) conflict with any of the provisions of Purchaser’s certificate of incorporation or by-laws, in each case, as amended to the date of this Agreement, (ii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, conflict with or result in a breach of, or default under, any material contract to which Purchaser is a party to, or (iii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, contravene any Law or any Order currently in effect, which, in the case of clauses (ii) and (iii) above, would reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transactions.

Section 3.3.          Capitalization of Purchaser. As of the date hereof, the authorized capital stock of Purchaser consists of (x) 150,000,000 shares of Purchaser Common Stock and (y) 10,000,000 shares of preferred stock, par value $0.001 per share, of which 19,400 shares have been designated as Purchaser Preferred Stock. As of the close of business on March 15, 2013 there were outstanding (a) 7,493,343 shares of Purchaser Common Stock, (b) 14,500 shares of Purchaser Preferred Stock, (c) options to purchase an aggregate of 397,000 shares of Purchaser Common Stock (of which options to purchase an aggregate of 351,760 shares of Purchaser Common Stock were exercisable), and (d) warrants to purchase an aggregate of 2,250,762 shares of Purchaser Common Stock. Additionally, as of March 15, 2013, there were zero (0) shares of Purchaser Common Stock held by Purchaser as treasury stock. All outstanding shares of capital stock or other equity securities of Purchaser are, and all shares of capital stock of Purchaser that may be issued pursuant to the options and warrants set forth in this Section 3.3 when issued in accordance with the respective terms thereof will be, and Payment Shares when issued will be, in each case, duly authorized, validly issued and fully paid and non-assessable. No shares of capital stock or other equity interests of Purchaser are entitled to or have been issued in violation of any preemptive rights. Except as set forth above, the Purchaser Convertible Debt and that certain stockholders agreement, dated as of February 22, 2012, among People’s Liberation, Inc. (n/k/a Purchaser), Colin Dyne, TCP WR Acquisition, LLC and the other parties thereto, (i) no other equity securities of Purchaser are issued, reserved for issuance or outstanding, (ii) Purchaser is not a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the equity or voting interests in Purchaser, pursuant to which Purchaser is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, any equity or voting interests in Purchaser or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any equity or voting interests in Purchaser, (iii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity or voting interests in Purchaser, (iv) Purchaser does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of Purchaser on any matter, and (v) there are no irrevocable proxies and no voting agreements with respect to any equity or voting interests in Purchaser.

Section 3.4.          Consents and Approvals. No consent, approval or authorization of or filing with any Governmental Entity or any other Person must be obtained or made in connection with (a) the execution and delivery of this Agreement or any other Transaction Document by Purchaser or (b) the consummation by Purchaser of the Transactions, except for, in each case, any consents, approvals, authorizations or filings which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the Transactions.

Section 3.5.          Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Purchaser is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.

Section 3.6.          SEC Documents. Purchaser has timely filed with or furnished to the SEC all forms, reports, proxy statements, schedules, registration statements and other documents (including all exhibits, schedules and annexes thereto) required to be filed or furnished by it under the Securities Act or the Exchange Act since January 1, 2012 (collectively, the “SEC Reports”). Together with the disclosures set forth on Schedule 3.6, as of its filing date, and if amended, as of the date of the last amendment prior to the date of this Agreement, each SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the related rules and regulations promulgated thereunder, as the case may be and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.7.          Independent Investigation. Purchaser acknowledges and agrees that (a) except for the specific representations and warranties of Seller contained in Article II (including any that are subject to the Seller Disclosure Letter), none of Seller, its Affiliates or any of its members, controlling persons or Representatives makes or has made, and Purchaser is not relying on, any representation or warranty, either express or implied, (i) with respect to the Company, Seller or their respective businesses, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or (ii) as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by Seller, its Affiliates or any of its members, controlling Persons or Representatives, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Purchaser or any of its Affiliates, stockholders or Representatives and (b) none of Seller, its Affiliates or any of its members, controlling Persons or Representatives shall have any liability or responsibility whatsoever to Purchaser, its Affiliates, stockholders or Representatives on any basis (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Purchaser, its Affiliates, stockholders or Representatives, except as and only to the extent expressly set forth in this Agreement.

Section 3.8.          Exclusivity of Representations. Except as and to the extent expressly set forth in this Article III, Purchaser makes no representations or warranties, express or implied, with respect to Purchaser or any of its businesses, assets or liabilities, to Seller or any other Person, and Purchaser hereby disclaims all liability and responsibility for any other representation or warranty made, communicated, or furnished to Seller or its Affiliates or Representatives.

ARTICLE IV

COVENANTS

Section 4.1.          Further Assurances. On and after the Closing Date, and at the reasonable request of any party hereto and at such requesting party’s expense, any other party shall, and shall cause its Affiliates to, cooperate and use its commercially reasonable efforts to take, or cause to be taken, (a) all appropriate action, to execute and deliver, or cause to be executed and delivered, all such documents and instruments and (b) all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 4.2.          Confidentiality.

(a)          Seller and Purchaser acknowledge and agree that, effective upon the Closing, the Confidentiality Agreement by and between Seller and Purchaser, dated May 3, 2012 (the “Confidentiality Agreement”), has been be terminated and is no longer binding and has no further force or effect; provided, however, that the non-use and non-disclosure provisions contained in the Confidentiality Agreement to the extent related to Seller and its Subsidiaries (other than the Company) shall survive the Closing in accordance with the terms of the Confidentiality Agreement.

(b)          Seller acknowledges that it is in possession of Confidential Material concerning the Company and its business and operations. From and after the date hereof, Seller shall, and shall cause its Affiliates and Representatives to, treat confidentially and not disclose all or any portion of such Confidential Material and not use such Confidential Material for any purpose. Seller acknowledges and agrees that such Confidential Material is proprietary and confidential in nature and may not be disclosed to any other Person, and that Seller shall be responsible for any disclosure by any other Person. If Seller or any of its Affiliates or Representatives are requested or required to disclose any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), Seller shall, or shall cause such Affiliate or Representative, to provide Purchaser with prompt written notice of such request (and consult with Purchaser about its intention to make, and the proposed contents of, such disclosure) so that Purchaser may seek an appropriate protective order or other appropriate remedy, and shall, if requested by Purchaser, use its commercially reasonable efforts (at Purchaser’s sole cost and expense) to avoid such disclosure. At any time that such protective order or remedy has not been obtained, Seller or such Affiliate or Representative may disclose only that portion of the Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and Seller shall, if requested by Purchaser after notice thereof, exercise its commercially reasonable efforts, at Purchaser’s sole cost and expense, to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed. Notwithstanding anything to the contrary in this Agreement, Seller and its Affiliates may use and disclose any Confidential Information with respect to any Action arising out of or related to this Agreement or the Transactions, provided that Seller shall use its commercially reasonable efforts to obtain an appropriate confidentiality order with respect to such Confidential Information.

(c)          From and after the date hereof, Seller agrees to use its commercially reasonable efforts to enforce the confidentiality provisions contained in its limited liability company agreement.

Section 4.3.          Public Announcements. Each party hereto shall (a) consult with the other parties hereto before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other parties hereto for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of Purchaser and Seller, unless required by applicable Law or the regulations of any applicable stock exchange.

Section 4.4.          Notification of Certain Matters. From the date hereof through (and including) the Claim Expiration Date, Seller shall promptly notify Purchaser of (a) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement threatened in writing (and received by Seller or any of its Subsidiaries) against the Company or Purchaser, (b) any notice or other communication received by Seller or any of its Subsidiaries relating to a default or event that, with notice or lapse of time or both, would become a default under any IP License or Contract disclosed (or required to be disclosed) in Schedule 2.15 of the Seller Disclosure Letter, and (c) any notice or other communication received by Seller or any of its Subsidiaries from any Person alleging that the consent of such Person was required in connection with the transactions contemplated by this Agreement, in each case of clauses (a), (b) and (c) to the extent such notices or other communications are received after the date hereof.

Section 4.5.          Company Member Litigation and Bankruptcy Litigation. From the date hereof through (and including) the Claim Expiration Date, Seller shall (a) promptly notify Purchaser of (i) any Action commenced (or threatened in writing) after the Closing by any member of Seller against Seller, the Company, Purchaser and/or their respective Representatives arising from or relating to this Agreement, any other Transaction Document or any of the Transactions (a “Member Litigation”), and (ii) any developments after the Closing in respect of the Bankruptcy Proceedings which would reasonably be expected to adversely affect the Company, and (b) not settle any Member Litigation or any other Action in connection with the Bankruptcy Proceedings, in each case in a manner which is adverse to the Company or Purchaser without Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 4.6.          Termination of Certain Arrangements. Seller and Purchaser acknowledge and agree that, upon the Closing, that certain consent, dated December 19, 2012, made by the Company and executed by Purchaser, shall terminate and that neither the Company nor any other Person (including the “BM Indemnified Parties” (as defined therein)) shall have any further rights or obligations thereunder; provided, that section 7 thereof shall survive such termination and that Seller shall be deemed to be a third party beneficiary of such section. Effective upon the Closing, Seller hereby terminates the arrangement between Seller and the Company described in item 1 on Schedule 2.17 of the Seller Disclosure Letter and acknowledges and agrees that the Company has no further Liability to Seller under such arrangement (or any other arrangement pursuant to which the Company is required to pay any amounts to Seller).

Section 4.7.          Payments from Third Parties After Closing. In the event that Seller or any of its Subsidiaries receives any payment from a third party after the Closing due to the Company, Seller shall, or shall cause such Subsidiary to, forward such payment, as promptly as practicable, to the Company. In the event that Purchaser or any of their respective Subsidiaries receives any payment from a third party after the Closing due to Seller, Purchaser shall, or shall cause such Subsidiary to, forward such payment, as promptly as practicable, to Seller.

Section 4.8.          Intellectual Property Rights Matters. From and after the Closing, to the extent that any Company Intellectual Property, including the Company Intellectual Property set forth on Schedule 4.8, is not in the current legal name of the Company (including any asset or license agreement that is used by or in connection with the business of the Company but that is in the name of Seller, any Affiliate of Seller or the Company, or any predecessor to Seller or the Company or their respective Affiliates), is subject to a chain of title defect, or is subject to any form of Lien (other than an IP License), Seller shall, and shall cause each of its Subsidiaries to, cooperate with and assist the Company and Purchaser in their preparation, execution, filing and recordation of all instruments and documents necessary to cure such title defects, provide for current ownership of the asset by the Company (or current right to use the asset pursuant to an IP License in the name of the Company) and remove the Lien (other than an IP License) in such Company Intellectual Property as promptly as practicable (all such actions, the “IP Title Defect Correction Actions”). Seller and each of its Subsidiaries shall be responsible for and pay its own expenses incurred as a result of such cooperation and assistance in connection with any IP Title Defect Correction Actions taken by the Company and/or Purchaser; provided, however, that Seller and its Subsidiaries shall not be responsible for any filing fees or costs due to any Governmental Entity in connection with any IP Title Defect Correction Action nor shall Seller and its Subsidiaries be responsible for any legal costs or expenses incurred by the Company and/or Purchaser in connection with the preparation, filing and recordation of instruments and documents with any Governmental Entity as part of an IP Title Defect Correction Action.

Section 4.9.          Settlement of Certain Liabilities. From and after the Closing Date, Seller shall in good faith, through counsel of its choosing, use its commercially reasonable efforts to negotiate and settle on behalf of the Company all of the matters set forth in Exhibit D (the “Open Matter”). Purchaser shall cooperate and use its commercially reasonable efforts to take, or cause to be taken, all reasonable and appropriate action to assist Seller in such efforts. Each of Seller and Purchaser shall bear their own fees and expenses incurred in connection with negotiating and implementing such settlement of the Open Matter. Any settlement agreement with respect to the Open Matter (the “Open Matter Settlement Agreement”) shall be in writing, provide for a full and unconditional release of the Company and Purchaser from any Liabilities relating to the Open Matter, and otherwise be in form and substance reasonably satisfactory to Purchaser. Purchaser shall promptly pay when due (a) any settlement fee or other payment required pursuant to the terms of the Open Matter Settlement Agreement and (b) if a settlement cannot be reached, any amounts payable by the Company after the date hereof in connection with the Open Matter (any such settlement fee, other payment or amounts payable, the “Open Matter Payments”); provided, that notwithstanding the foregoing, Purchaser shall not be required to pay more than the amount set forth as item 1 on Schedule 4.9 in the aggregate pursuant to this sentence, and Seller shall be responsible for and pay any remaining balance of the Open Matter Payments. To the extent that Seller settles the Open Matter in accordance with this Section 4.9 for an aggregate amount which is less than the amount set forth as item 2 on Schedule 4.9, Purchaser shall reasonably promptly thereafter pay to Seller an amount determined in accordance with item 3 of Schedule 4.9.

ARTICLE V

TAX MATTERS

Section 5.1.          Tax Returns and Payment of Taxes.

(a)          Seller shall have the authority and obligation to prepare, or cause to be prepared, all Returns of the Company that are due with respect to any taxable year or other taxable period ending on or before the Closing Date. To the extent relating to non-Income Taxes, such Returns shall be prepared by treating items on such Returns in a manner consistent with the past practices of the Company with respect to such items. If Purchaser consents to such non-Income Tax Returns (which consent shall not be unreasonably withheld, conditioned or delayed) Purchaser shall execute and file such Returns as prepared by Seller. In addition, Seller shall pay to Purchaser, at least five (5) days prior to the due date, any amount due and payable on such Returns.

(b)          Except as provided in Section 5.1(a), Purchaser shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company with respect to any taxable period ending after the Closing Date.

(c)          All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to the Overlap Period shall be apportioned between Seller, on the one hand, and Purchaser, on the other hand, as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per-diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company as though the taxable year of the Company terminated at the close of business on the Closing Date. Seller shall be liable for Taxes of the Company that are attributable to the portion of the Overlap Period ending on and including the Closing Date, and shall pay such amounts to Purchaser on or before five (5) days prior to the due date of such Taxes.

(d)          All transfer, sales and use, registration, stamp and similar Taxes imposed in connection with any transaction that occurs pursuant to this Agreement shall be borne solely by Seller.

Section 5.2.          Controversies.

(a)          Purchaser shall promptly notify Seller upon receipt by Purchaser or any Affiliate of Purchaser (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which the Company or Seller may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Seller, or its Representative, at Seller’s sole expense, shall have the authority to represent the interests of the Company with respect to any Tax Matter before the IRS, any other taxing authority or any other Governmental Entity and shall have the right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, that Seller and its Affiliates shall not enter into any settlement of or otherwise compromise any Tax Matter relating to non-Income Taxes that adversely affects or may adversely affect the Tax liability of Purchaser or the Company or any of their respective Subsidiaries or Affiliates for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter relating to non-Income Taxes. Seller shall, in good faith, allow Purchaser to make comments to Seller regarding the conduct of or positions taken in any such proceeding relating to non-Income Taxes.

(b)          Except as otherwise provided in Section 5.2(a), or if Seller does not elect to control a proceeding pursuant to Section 5.2(a), Purchaser shall have the sole right to control any audit or examination by any Tax authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to, the income, assets or operations of the Company for all taxable periods.

Section 5.3.          Allocation. Seller shall prepare an allocation of the Purchase Price among the assets of the Company in accordance with Section 1060 of the Code. Seller shall deliver such allocation to Purchaser within sixty (60) days after the Closing Date. If within sixty (60) days of receipt of the allocation schedule, Purchaser notifies Seller in writing that Purchaser objects to one or more items reflected in the allocation schedule, Seller and Purchaser shall negotiate in good faith to resolve such dispute. If the parties fail to agree with twenty (20) days of Purchaser’s written notice, then the disputed items shall be resolved by an Accounting Firm, whose determination shall be final and binding on the parties. The cost of the services of such independent accounting firm shall be borne equally by Seller and Purchaser. Neither party shall file any Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 5.5, except as may be adjusted by subsequent agreement following an audit by the IRS or by an Order; provided, that neither party (nor their respective Affiliates) shall be obligated to litigate any challenge to such allocation of the Purchase Price by any Governmental Entity. The allocation of the Purchase Price shall be revised to take into account subsequent adjustments to the Purchase Price in the manner provided by Section 1060 of the Code and the Treasury Regulations thereunder and consistent with the preparation of the Purchase Price allocation. The parties hereto shall cooperate with each other in good faith to promptly amend the allocation. The parties hereto shall promptly inform one another of any challenge by any Governmental Entity to any allocation made pursuant to this Section 5.5 and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

Section 5.4.          Post-Closing Access and Cooperation.

(a)          After the Closing Date, Purchaser and the Company, on the one hand, and Seller, on the other hand, shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Returns for Pre-Closing Periods) relating to the Company as is reasonably necessary for the preparation of any Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment. Upon reasonable notice, each of Seller and Purchaser shall make its, or shall cause the Company to make their, employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder.

(b)          Any request for information or documents pursuant to this Section 5.6 shall be made by the requesting party in writing. The other party shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information. The requesting party shall indemnify the other party for any reasonable out-of-pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 5.6. Any information obtained under this Section 5.6 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Returns or claims for refund or in conducting any Tax audit, dispute or contest.

ARTICLE VI

SURVIVAL; INDEMNIFICATION

Section 6.1.          Survival of Representations, Warranties and Covenants. The respective representations and warranties of Seller and Purchaser contained in Article II and Article III, respectively, shall survive the Closing until 5:00 p.m. New York time on April 15, 2014 (the “Claim Expiration Date”). Claims for indemnification in respect of any covenant of Seller or Purchaser hereunder may be made until the Claim Expiration Date. No Person shall be liable for any claim for indemnification under this Article VI unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the Claim Expiration Date, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved.

Section 6.2.          Indemnification of Purchaser. Subject to the other provisions of this Article VI, from and after the Closing, Purchaser, the Company and each of their respective Representatives, Subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers and directors (the “Purchaser Indemnitees”) shall be entitled to receive proceeds from the Indemnity Escrow Amount as indemnification against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to: (a) any breach of any representation or warranty (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar materiality qualification contained in any such representation or warranty other than those contained in Section 2.5, Section 2.6(a) and Section 2.15 (solely with respect to the defined term “Material Contract”)) made by Seller in Article II, other than with respect to Excluded Taxes; (b) any breach of any covenant or agreement by Seller contained in this Agreement; (c) any Member Litigation (including any Member Litigation related to, resulting from or in connection with items 2 or 3 set forth on Schedule 2.9 of the Seller Disclosure Letter); (d) any breach by Seller or any of its members or its Subsidiaries (other than the Company (after the Closing) and William Sweedler) of the Bankruptcy Settlement Agreement or the Bankruptcy Settlement Approval Order; (e) the Bankruptcy Proceedings, including any employee claims; (f) any Indebtedness of the Company as of the Closing Date in excess of the Closing Funded Indebtedness set forth on the Closing Statement; and (g) any Company Transaction Expenses not accounted for, or any inaccuracy in the amount of Company Transaction Expenses payable set forth, in the Closing Statement; and (h) (i) all Taxes, other than Excluded Taxes, imposed on, asserted against or attributable to the properties, income or operations of the Company or any Taxes for which the Company is otherwise liable, for all Pre-Closing Periods, (ii) all Taxes, other than Excluded Taxes, imposed on, asserted against or attributable to the properties, income or operations of the Company as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign Law, and (iii) all Taxes, other than Excluded Taxes, imposed on the Company, Purchaser or any of Purchaser’s Affiliates, or for which the Company, Purchaser or any of Purchaser’s Affiliates may be liable, as a result of any transaction contemplated by this Agreement.

Section 6.3.          Indemnification of Seller. Subject to other provisions of this Article VI, from and after the Closing, Purchaser shall indemnify Seller and each of its Representatives, Subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers and directors (the “Seller Indemnitees”) against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to: (a) any breach of any representation or warranty (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, “material adverse change” or similar qualification contained in any such representation or warranty other than those contained in Section 3.6) made by Purchaser in Article III ; and (b) any breach of any covenant or agreement by Purchaser contained in this Agreement.

Section 6.4.          Limitation on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a)          neither the Purchaser Indemnitees nor the Seller Indemnitees, as the case may be, shall be entitled to indemnification pursuant to Section 6.2(a) or Section 6.3(a), as the case may be, for any Losses unless and until the aggregate amount of Losses suffered, incurred or paid by the Purchaser Indemnitees or the Seller Indemnitees, as the case may be, equal or exceed $100,000 (the “Deductible”), in which case the Purchaser Indemnitees (as a group) or the Seller Indemnitees (as a group), as the case may be, shall only be entitled to indemnification for the aggregate amount of such Losses in excess of the Deductible;

(b)          the limitations set forth in Section 6.4(a) shall not apply to Losses suffered, incurred or paid by any Purchaser Indemnitee or any Seller Indemnitee in connection with or arising from any breach of any Fundamental Representation or any representation or warranty in Section 2.12 (Tax Matters);

(c)          the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to (i) Section 6.2 and Section 5.4 shall be the Indemnity Escrow Amount and (ii) Section 6.3 shall be the Purchaser Indemnification Amount;

(d)          the Purchaser Indemnitees shall not be entitled to indemnification with respect to any specific claim pursuant to Section 6.2(a) if Seller is able to demonstrate that William Sweedler had actual knowledge as of the date hereof that the representation or warranty applicable to such claim was breached when made; provided, that notwithstanding the foregoing, the Purchaser Indemnitees shall remain entitled to indemnification for such claim if Purchaser is able to demonstrate that any of Eric Kaup, Jeff Branman, Rick Platt or Charlie Bang had actual knowledge as of the date hereof that such representation or warranty was breached when made; and

(e)          (i) the sole and exclusive remedy of the Purchaser Indemnitees with respect to any indemnification claim under Section 6.2 shall be the right to be paid out of the Indemnity Escrow Amount, if any, in accordance with the terms of this Agreement, and (ii) on the date that the Indemnity Escrow Amount is reduced to zero, Seller shall not have any further liability to any Purchaser Indemnitee in respect of any indemnification claim made under Section 6.2 and the Purchaser Indemnitees shall have no further rights to indemnification hereunder.

Section 6.5.          Losses Net of Insurance. The amount of any Loss for which indemnification is provided under Section 6.2 or Section 6.3 shall be net of (a) any specific accruals or reserves on the Financial Statements, (b) any amounts recovered by the Indemnified Party (net of any costs of investigation of the underlying claim and of collection) from a third party relating to such Loss, including pursuant to any indemnification by or indemnification agreement with such third party (other than this Agreement), and (c) any insurance proceeds (net of any costs of investigation of the underlying claim and of collection) received as an offset against such Loss (each source of recovery referred to in clauses (b) and (c), a “Collateral Source”). If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 6.2 or Section 6.3 is received after payment by the Responsible Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VI, the Indemnified Party shall repay to the Responsible Party, promptly after such receipt, any amount that the Responsible Party would not have had to pay pursuant to this Article VI had such receipt occurred at the time of such payment.

Section 6.6.          Indemnification Procedure.

(a)          Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 6.2 or Section 6.3 (an “Indemnified Party”), including any claim by a third party described in Section 6.7 which might give rise to indemnification hereunder, the Indemnified Party shall, in the case of a Purchaser Indemnitee, as promptly as practicable notify Seller, and in the case of a Seller Indemnitee, as promptly as practicable notify Purchaser (such notified party, the “Responsible Party”) and deliver thereto a certificate (a “Claim Certificate”), which Claim Certificate shall:

(i)          state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii)         specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b)          As promptly as practicable after the resolution of any indemnification claim hereunder and pursuant to the terms of the Escrow Agreement, the Responsible Party shall: (i) if the Responsible Party is Seller, execute and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to Purchaser from the Indemnity Escrow Amount the amount of such resolved indemnification claim (provided, that if such amount is greater than the remaining balance of the Indemnity Escrow Amount, such instruction shall instruct the Escrow Agent to release the entire balance of the Indemnity Escrow Amount to Purchaser), and (ii) if the Responsible Party is Purchaser, pay to Seller the amount of such resolved indemnification claim (provided, that if such amount is greater than the remaining balance of the Purchaser Indemnification Amount, Purchaser shall pay the entire balance of the Purchaser Indemnification Amount to Seller).

Section 6.7.          Third-Party Claims. If a claim by a third party, other than a Tax Matter, is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article VI, the Indemnified Party shall promptly notify the Responsible Party of such claim. The Responsible Party shall have the right to conduct and control, through counsel of its choosing and at the Responsible Party’s expense (it being understood and agreed that, if Seller is the Responsible Party, such expenses shall not reduce or be paid from the Indemnity Escrow Amount), any third-party claim, action, suit or proceeding (a “Third-Party Claim”), and the Indemnified Party shall have the right to participate in such Third-Party Claim at the Indemnified Party’s own expense; provided, that notwithstanding the foregoing, the Responsible Party shall not be entitled to assume control of such Third-Party Claim and the Indemnified Party shall have the right to assume and control such Third-Party Claim at the Responsible Party’s expense (it being understood and agreed that, if Seller is the Responsible Party, such expenses of the Indemnified Party shall constitute Losses and be paid from the Indemnity Escrow Amount) (and the Responsible Party may participate in such Third-Party Claim through counsel of its choosing at the Responsible Party’s expense (it being understood and agreed that, if Seller is the Responsible Party, such expenses shall not reduce or be paid from the Indemnity Escrow Amount)) if (i) such Third-Party Claim could give rise to Losses which are more than two times the remaining balance of the Indemnity Escrow Amount, (ii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (iii) such Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party, (iv) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Responsible Party and the Indemnified Party, (v) the Indemnified Party reasonably believes that an adverse determination with respect to such Third-Party Claim would be detrimental to or injure the Indemnified Party’s reputation or future business prospects in circumstances where indemnification alone would not be an adequate remedy for such detriment or injury, (vi) such Third-Party Claim is asserted by a licensee or prospective licensee of the Indemnified Party, (vii) there are one or more legal defenses available to the Indemnified Party with a reasonable prospect of success which are not available to the Responsible Party or (viii) the Responsible Party elected to conduct such Third-Party Claim and then failed to conduct or withdrew from such Third-Party Claim. Notwithstanding the foregoing, Purchaser shall not have the right to assume and control any Member Litigation against Seller (it being understood and agreed that Purchaser may assume and control Member Litigation to the extent against Purchaser and its Subsidiaries). The failure of any Indemnified Party to give written notice of any Third-Party Claim as provided herein shall not relieve the Responsible Party of its obligations under this Article VI except to the extent that such failure adversely affected the ability of the Responsible Party to defend or settle such Third-Party Claim. The Responsible Party, in conducting the defense of any Third-Party Claim, shall not, except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to entry of any judgment or enter into any settlement unless such judgment or settlement (1) is entirely indemnifiable by the Responsible Party pursuant to this Article VI, (2) includes as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all Liability and obligations in respect of such Third-Party Claim, and (3) does not impose any injunctive relief or other restrictions of any kind or nature on the Indemnified Party. If the Responsible Party is conducting the defense of a Third-Party Claim, the Indemnified Party shall furnish such information regarding itself or such Third-Party Claim and provide such cooperation as the Responsible Party may reasonably request in writing and as shall be reasonably required in connection with such defense. The Responsible Party shall not be obligated to indemnify any Indemnified Party hereunder for, and no Indemnified Party shall be entitled to any recovery hereunder in respect of, any settlement or consent to entry of any judgment effected without the Responsible Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.8.          Sole Remedy/Waiver. Except as otherwise provided in Section 7.10, the parties hereto acknowledge and agree that indemnification pursuant to this Article VI shall be the sole and exclusive remedy of any party hereto and each of their respective Affiliates for any misrepresentation or breach of any representations, warranties, covenants or other provisions or agreements contained in this Agreement or any other claims to the extent arising out of, under or related to this Agreement, the negotiation or execution hereof or the Transactions. Purchaser acknowledges and agrees that the Purchaser Indemnitees’ sole source of recovery for any Losses indemnifiable under this Article VI shall be limited to recoveries from the Indemnity Escrow Amount, and that no Purchaser Indemnitee shall have any recourse against Seller or any other Person. Notwithstanding the foregoing, nothing in this Section 6.8 shall relieve any Person from liability for any actual and intentional fraud committed by such Person.

Section 6.9.          Release of the Indemnity Escrow Amount.

(a)          On April 16, 2014 or, if such date is not a Business Day, the following Business Day (the “Release Date”), the following amount shall be released to Seller from the Indemnity Escrow Amount: an amount equal to the excess of (i) the remaining Indemnity Escrow Amount over (ii) the aggregate amount of all indemnification claims of the Purchaser Indemnitees resolved (but not yet paid) or pending as of the Release Date. Purchaser and Seller shall cooperate in good faith to determine the amount of cash to be released to Seller pursuant to this Section 6.9(a) from any remaining Indemnity Escrow Amount. As promptly as practicable thereafter, Purchaser and Seller shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release to Seller from the Indemnity Escrow Amount the amount of cash determined pursuant to the foregoing sentence. After the resolution (and payment, if required) of all such pending indemnification claims, Purchaser and Seller shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release to Seller any remaining balance of the Indemnity Escrow Amount and the Indemnity Escrow Amount shall be reduced to zero; provided, that if both (x) any such pending indemnification claim is not resolved and (y) Purchaser has not filed a complaint against Seller with respect to such indemnification claim with a court of competent jurisdiction, in each case, prior to the date that is the forty-fifth (45th) day after the Release Date, then promptly after such forty-fifth (45th) day, Purchaser and Seller shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release to Seller from the Indemnity Escrow Amount an amount in cash equal to the amount of such pending indemnification claim.

(b)          Any interest earned on any cash deposited in the Escrow Fund shall not be considered part of the Indemnity Escrow Amount and shall be for the account of Seller, and shall be released to Seller in accordance with the Escrow Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1.          Fees and Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.2.          Extension; Waiver. Subject to the express limitations herein, Purchaser or Seller may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by the other party or in any document, certificate or writing delivered pursuant hereto by such other party or (c) waive compliance by the other party with any of the agreements contained herein; provided, that any such extension or waiver by such party shall be valid only if set forth in an instrument in writing signed by or on behalf of such party; provided, further, that no such extension or waiver by a party shall be valid with respect to any other party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 7.3.          Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be (x) delivered by hand or overnight courier service, (y) mailed by certified or registered mail or (z) sent by telecopier, facsimile or email transmission to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a)          If to Seller, at:

ETPH Acquisition, LLC
1450 Broadway, 8th Floor
New York, New York 10018
Attention: Lead Members

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Justin G. Hamill, Esq.
Fax: (212) 757-3990
Email: jhamill@paulweiss.com

(b)          if to Purchaser, at:

Sequential Brands Group, Inc.
1065 Sixth Avenue, 17th Floor
New York, NY 10008
Attention: General Counsel

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 7.4.          Entire Agreement. This Agreement together with Exhibits hereto, and the Seller Disclosure Letter, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement. This Section 7.4 shall not be deemed to be an admission or acknowledgement by any of the parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties. The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the parties expressly disclaim that they are owed any duties by any other party hereto or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.

Section 7.5.          Binding Effect; Benefit; Assignment.

(a)          This Agreement shall inure to the benefit of and be binding upon the parties hereto and their permitted successors and assigns. Except with respect to the provisions of: (i) Article VI, which shall inure to the benefit of each Purchaser Indemnitee and each Seller Indemnitee, (ii) Section 7.12, which shall inure to the benefit of each Non-Recourse Party, and (iii) Section 7.13, which shall inure to the benefit of the released Persons identified therein, all of whom are intended as express third-party beneficiaries thereof, no other Person not party to this Agreement (including any current or former employee of the Company, Seller, Purchaser or any of their respective Affiliates) shall be entitled to the benefits of this Agreement or any other rights or remedies (including any right to employment or continued employment for any specified period or continued participation in any Employee Benefit Plan). Notwithstanding the foregoing, only Seller and Purchaser shall be entitled to assert claims pursuant to Article VI, and each of them shall assert any such claims on behalf of the other Seller Indemnitees or Purchaser Indemnitees, as applicable, when Seller or Purchaser, as applicable, deem appropriate.

(b)          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties; provided, that Purchaser may assign its rights, interests and obligations hereunder (i) to any direct or indirect wholly-owned Subsidiary of Purchaser or to any Affiliate of which Purchaser is a direct or indirect wholly-owned Subsidiary, (ii) in connection with the transfer by Purchaser of all or substantially all of the equity interests and/or assets of the Company and/or (iii) in connection with any financing of the transactions contemplated hereby; provided, further, that no such assignment by Purchaser pursuant to the foregoing clauses (i), (ii) or (iii) shall relieve Purchaser of its obligations hereunder. Any attempted assignment in violation of this Section 7.5 will be void.

Section 7.6.          Amendment. This Agreement (including the Seller Disclosure Letter) may not be amended, supplemented or modified except by a written instrument executed by all parties to this Agreement.

Section 7.7.          Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile or by scanned portable document format image.

Section 7.8.          Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN NEW YORK COUNTY IN THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7.3, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 7.9.          Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 7.10.         Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of their respective obligations under this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties hereto shall be entitled to, without proof of actual damages, an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each party hereto further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.10, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 7.11.         Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO OTHER PARTY OR REPRESENTATIVE THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.12.         No Recourse. To the extent any claim or cause of action (whether in contract or in tort, in law or in equity, or granted by statute) is based upon, is in respect of, arises under, out or by reason of, is connected with, or relates in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), such claim or cause of action may be made by the parties hereto only against the Persons that are expressly identified as parties to this Agreement and are signatories thereto. No other Person, including any Representative, incorporator, member, partner, stockholder or Affiliate of any party to this Agreement or any Representative, incorporator, member, partner, stockholder or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability to any party hereto (whether in contract or in tort, in law or in equity, or granted by statute) for any such claims or causes of action.

Section 7.13.         Releases.

(a)          Effective as of the Closing, Seller agrees that none of Purchaser or the Company or any of the current or former officers, managers, directors or members of the Company or Purchaser shall have any liability or responsibility to Seller (and Seller unconditionally releases such Persons from) any obligations or Liability: (i) arising out of, or relating to, the organization, management or operation of the businesses of the Company relating to any matter, occurrence, action or activity on or prior to the date hereof; (ii) relating to this Agreement and the transactions contemplated hereby; (iii) arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Exhibits and Schedules hereto or in any certificate contemplated hereby and delivered in connection herewith, in each case, prior to the date hereof; (iv) or relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Company or Purchaser on or prior to the date hereof; provided, that the foregoing shall not in any manner limit or affect Seller’s indemnification rights under Article VI.

(b)          Effective as of the Closing, Purchaser and the Company agree that none of Seller or any of the current or former officers, managers, directors or members of Seller shall have any liability or responsibility to Purchaser or the Company (and Purchaser and the Company unconditionally release such Persons from) any obligations or Liability: (i) arising out of, or relating to, the organization, management or operation of the businesses of the Company relating to any matter, occurrence, action or activity on or prior to the date hereof; (ii) relating to this Agreement and the transactions contemplated hereby; (iii) arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Exhibits and Schedules hereto or in any certificate contemplated hereby and delivered in connection herewith, in each case, on or prior to the date hereof; (iv) or relating to any information (whether written or oral), documents or materials furnished by or on behalf of Seller on or prior to the date hereof; provided, that the foregoing shall not in any manner limit or affect Purchaser’s indemnification rights under Article VI.

(c)          Effective as of the Closing (but for the avoidance of doubt, without prejudice to any rights, claims or interests arising in respect of or under this Agreement), Seller hereby irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Law, the Company of, from and against any and all Actions, causes of action, claims, demands, damages, judgments, Liabilities, debts, dues and suits of every kind, nature and description whatsoever, which Seller ever had, now has or may have or claim to have against the Company, in each case, arising prior to the Closing.

(d)          Effective as of the Closing (but for the avoidance of doubt, without prejudice to any rights, claims or interests arising in respect of or under this Agreement), the Company hereby irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller of, from and against any and all Actions, causes of action, claims, demands, damages, judgments, Liabilities, debts, dues and suits of every kind, nature and description whatsoever, which the Company ever had, now has or may have or claim to have against Seller, in each case, arising prior to the Closing.

(e)          Notwithstanding the foregoing, nothing in this Section 7.13 will relieve (i) any Person from liability for any actual and intentional fraud committed by such Person or (ii) any Person set forth on Schedule 7.13 from liability to Seller for any breach of that certain management representation letter deliver to Seller concurrently herewith.

Section 7.14.         Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE VIII

DEFINITIONS

Section 8.1.          Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth herein:

“Accounting Firm” shall mean BDO Seidman, or if unavailable, a nationally-recognized public accounting firm that is independent with respect to Seller, the Company and Purchaser (within the meaning of Rule 2-01 under Securities and Exchange Commission Regulation S-X) to be agreed upon by Seller and Purchaser in writing.

“Action” shall mean any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, appeal, demand, assessment, litigation, hearing, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity, at law or in equity.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided, further, that an Affiliate of any Person shall also include (a) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than ten percent (10%) of any class of capital stock or other equity interest of such Person, (b) in the case of a corporation, any officer or director of such corporation, (c) in the case of a partnership, any general partner of such partnership, (d) in the case of a trust, any trustee or beneficiary of such trust, (e) any spouse, parent, sibling or child or lineal descendant of any individual described in clauses (a) through (d) above, and (f) any trust for the benefit of any individual described in clauses (a) through (e) above.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York.

“Bankruptcy Litigation” shall mean (i) the adversary proceeding filed on October 5, 2011, styled Albert Togut, as Chapter 7 Trustee of Ellen Tracy, LLC v. Hilco Consumer Capital, L.P., Hilco Consumer Capital, LLC, CJ Apparel Group, LLC, Seller, the Company, WJ Investments, LLC, Fashionology Group, LLC, Stuart Jamieson, Barry Sternlicht, Matthew Eby, James J. Salter, Jeffrey B. Hecktman, Kenneth Finkelstein, Isaac Benitah, Kenneth Ragland, Marvin Traub, William Sweedler, Mark Mendelson, and James Ammeen, and (ii) any negotiations and discussions relating to the subject matter of such adversary proceeding prior to the filing thereof.

“Bankruptcy Proceedings” shall mean the Chapter 7 bankruptcy proceeding commenced on August 14, 2009 for the debtor Ellen Tracy, LLC in the Bankruptcy Court, Case No. 09-14994 (MG).

“Bankruptcy Settlement Agreement” shall mean that certain Settlement Agreement, dated as of March 4, 2013, by and among Albert Togut, solely in his capacity as Chapter 7 trustee of the estate of debtor Ellen Tracy, LLC, Wells Fargo Trade Capital Services, Inc., Israel Discount Bank of New York, the “Hilco Defendants” (as defined therein) and the “Non-Hilco Defendants” (as defined therein), and attached hereto as Exhibit E.

“Bankruptcy Settlement Approval Order” shall mean that certain order entered by the Bankruptcy Court dated March 4, 2013, approving the Bankruptcy Settlement Agreement.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Closing Funded Indebtedness” shall mean the aggregate outstanding amount of Funded Indebtedness of the Company as of immediately prior to the Closing other than the amounts and liabilities specified on Exhibit C.

“Closing Payment” shall mean the Purchase Price, reduced by (a) the Closing Funded Indebtedness as set forth on the Closing Statement, (b) the Company Transaction Expenses as set forth on the Closing Statement, and (c) the Indemnity Escrow Amount, which such Closing Payment (after taking into account the reductions in the foregoing clauses (a) through (c)) shall consist of (x) the Payment Shares and (y) an amount in cash equal to Thirty-One Million Four Hundred Seventeen Thousand Three Hundred Seventy-Two Dollars ($31,417,372).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Company Transaction Expenses” shall mean (a) all out-of-pocket costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers excluding any directors, officers or employees of the Company (other than as provided in clauses (b) and (c)), (b) the payments set forth on the Closing Statement and (c) all bonuses, retention payments and any other change-of-control or similar payments to officers and employees of the Company to the extent payable by the Company as a result of or in connection with the Transaction pursuant to any Contract entered into prior to the date hereof (including any change of control bonus payable to Rick Platt pursuant to his employment agreement), other than any such bonuses, retention payments and any other change-of-control or similar payments which (1) were awarded by William Sweedler to any such officers or employees without the approval of the Board of Representatives of Seller and/or (2) become payable as a result of any action taken by Purchaser or the Company after the Closing (including any termination of employment), in each case of clause (a), (b) or (c), to the extent payable by the Company in connection with the sale of the Company to Purchaser and not paid as of the Closing Date. For clarity, Company Transaction Expenses shall not include any amounts attributable to payments or liabilities specified in Exhibit C.

“Confidential Material” shall mean all information (written or oral) that is confidential or proprietary to the Company or is not otherwise generally available to the public regarding the Company. The term “Confidential Material” shall not include information that (a) is or becomes generally available to the public, other than as a result of disclosure by Seller or any of its Representatives in violation of this Agreement, or (b) becomes available to Seller after the date hereof from a Person (other than Seller or any of its Affiliates) on a non-confidential basis; provided that such Person was not known by Seller to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company, Purchaser or their Representatives with respect to such materials.

“Contract” shall mean any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, letter of intent, or other instrument or obligation (whether oral or written), and any amendments thereto.

“Escrow Agent” shall mean Citibank, N.A., to serve as escrow agent pursuant to the terms of the Escrow Agreement.

“Escrow Agreement” shall mean that certain Escrow Agreement in the form attached hereto as Exhibit F, to be entered into at the Closing by Purchaser, Seller and the Escrow Agent.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Excluded Taxes” shall mean non-Income Taxes that are incurred in the ordinary course of business for a taxable period beginning after December 31, 2012 that are not due and payable on or before the Closing Date.

“FIRPTA” shall mean the Foreign Investment in Real Property Tax Act of 1980, as amended.

“Fundamental Representations” shall mean (a) the representations and warranties of Seller in Section 2.1 (Due Organization; Good Standing and Power), Section 2.2 (Authorization; Noncontravention), Section 2.3 (Ownership of Company Interests; Capitalization of the Company) and Section 2.14 (Broker’s or Finder’s Fee), and Section 2.18 (Indebtedness) and (b) the representations and warranties of Purchaser in Section 3.1 (Due Organization; Good Standing and Power), Section 3.2 (Authorization; Noncontravention), Section 3.3 (Capitalization of Purchaser) and Section 3.5 (Broker’s or Finder’s Fee).

“Funded Indebtedness” of any Person shall mean and include (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, and (b) all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.

“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Governmental Entity” shall mean any United States or non-United States federal, state, provincial or local court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

“Indebtedness” of any Person shall mean any (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) indebtedness of the type described in clauses (a), (b), (c) and (e) secured by a Lien on assets or properties of such Person, (e) any liability of such Person in respect of banker’s acceptances or letters of credit (to the extent drawn), (f) direct or indirect guarantees or other contingent liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (e) above, or (g) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (f) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto. Indebtedness shall not, however, include (x) accounts payable to trade creditors, (y) accrued expenses arising in the ordinary course of business or (z) endorsements of negotiable instruments for collection in the ordinary course of business.

“Indemnity Escrow Amount” shall mean an amount in cash equal to One Million Dollars ($1,000,000) to be held and disbursed by the Escrow Agent in accordance with Section 6.9 and the Escrow Agreement.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisions, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans, and corporate names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and original works of authorship and registrations and applications for registration thereof, including all moral rights of authors and all copyrights in website content, artwork, photographs, designs, patterns, advertising and promotional materials; (d) mask works and registrations and applications for registration thereof; (e) software and computer code (whether in source or object code), data, databases and documentation thereof; (f) Trade Secrets; (g) rights of publicity and privacy; (h) all other proprietary or intellectual property rights recognized by applicable Law; and (i) all renewals, derivatives, and improvements of any of the foregoing, and all rights to sue and collect damages for past, present or future improvements, misappropriations or violations thereof.

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any statute, law, ordinance, policy, rule or regulation of any Governmental Entity and all judicial interpretations thereof.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on ownership or use of real property or irregularities in title thereto.

“Loss” or “Losses” shall mean, without duplication, (a) any and all claims, actions, causes of action, judgments, awards, Liabilities, losses, costs or damages, including (i) reasonable fees and expenses of attorneys, accountants and other professional advisors and (ii) consequential damages solely with respect to matters relating Intellectual Property, and (b) any losses or costs incurred in investigating, defending or settling any of claim, action or cause of action described in clause (a), whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened; provided, that “Losses” shall not include any special, consequential (other than the consequential damages described in the foregoing clause (ii)), indirect or punitive damages, including business interruptions or loss of business opportunity, other than any such damages actually paid to a third party.

“Material Adverse Effect” shall mean any event, circumstance, development, state of facts, occurrence, change or effect that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company; provided, that none of the following shall constitute, and no event, circumstance, development, state of facts, occurrence, change or effect to the extent resulting from any of the following shall constitute, a Material Adverse Effect: (a) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, (b) changes in the United States or global or any regional financial, debt, credit, capital or banking markets or conditions, (c) changes in general economic conditions that affect the brand licensing industry in which the Company operates, (d) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (e) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether pursuant to the declaration of an emergency or war or otherwise, (f) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (g) the announcement of this Agreement and of the transactions contemplated hereby, (h) changes in legal or regulatory conditions including any changes in Laws, Orders, accounting requirements or principles (including GAAP) or interpretations or enforcement thereof, (i) any failure in and of itself (as distinguished from any change or event giving rise or contributing to such failure) by the Company to meet any internal projections or forecasts, and (j) compliance by Seller with the terms of this Agreement or any other Transaction Document, in each case with respect to actions specifically required to be taken or not taken; other than, with respect to clauses (a), (b), (c), (d), (e), (f) and (h), changes that disproportionately and adversely impact the Company relative to other companies in the brand licensing industry in which the Company operates.

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

“Overlap Period” shall mean with respect to the Company, the portion of any taxable year or period beginning on or before and ending after the Closing Date.

“Payment Shares” shall mean two million three hundred seventy-five thousand eight hundred eighteen (2,375,818) shares of Purchaser Common Stock.

“Permitted Liens” shall mean (a) Liens consisting of zoning, building code or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments, rights-of-way and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Company, (b) Liens for Taxes not yet due and payable or which may thereafter be paid without penalty, in each case for which adequate reserves have been made with respect thereto, (c) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing amounts that are not past due, and (d) leases, subleases and similar agreements concerning real property set forth in Schedule 2.15 of the Seller Disclosure Letter.

“Person” shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group or a Governmental Entity.

“Pre-Closing Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Purchase Price” shall mean Seventy Million Six Hundred Thousand Dollars ($70,600,000).

“Purchaser Common Stock” shall mean the common stock, par value $0.001 per share, of Purchaser.

“Purchaser Convertible Debt” shall mean the Variable Rate Senior Secured Convertible Debentures in an aggregate principal amount equal to $14,500,000 issued by Purchaser to TCP WR Acquisition, LLC pursuant to that certain Securities Purchase Agreement, dated February 2, 2012, by and between Purchaser and TCP WR Acquisition, LLC.

“Purchaser Indemnification Amount” shall mean an amount in cash equal to One Million Dollars ($1,000,000).

“Purchaser Preferred Stock” shall mean the Series A preferred stock, par value $0.001 per share, of Purchaser having the designations, preferences and other rights set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock of Purchaser, filed with the Secretary of State of the State of Delaware on February 3, 2012.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors, representatives or other Persons acting on behalf of such Person.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary”, with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person.

“Trade Secrets” shall mean, collectively, trade secrets, proprietary and confidential information, including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, data (including proprietary, manufacturing, customer and employee data), copyrightable works, financial and marketing plans and customer and supplier lists and information.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” shall mean, collectively, this Agreement and all other instruments and agreements to be delivered as contemplated by this Agreement.

“Transfer Agent” shall mean Stalt, Inc., the transfer agent for Purchaser.

“Treasury Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

Section 8.2.          Additional Defined Terms. In addition to the terms defined in Section 8.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated below.

Defined Term	Section Reference

Agreement	Preamble
Balance Sheet Date	Section 2.5(a)
Claim Certificate	Section 6.6(a)
Claim Expiration Date	Section 6.1
Closing	Section 1.3(a)
Closing Date	Section 1.3(a)
Closing Statement	Section 1.2(a)
Collateral Source	Section 6.5
Company	Preamble
Company Intellectual Property	Section 2.13(a)
Company Interests	Recitals
Company IT Systems	Section 2.13(g)
Confidentiality Agreement	Section 4.2(a)
Debt Payoff Letter	Section 1.2(e)
Deductible	Section 6.4(a)
Employee Benefit Plans	Section 2.10(a)
ERISA	Section 2.10(a)
Expense Invoice	Section 1.2(f)
Financial Statements	Section 2.5(a)
Income Tax Returns	Section 2.12(c)(vi)
Income Taxes	Section 2.12(c)(vi)
Indemnified Party	Section 6.6(a)
IP Licenses	Section 2.13(c)
IP Title Defect Correction Actions	Section 4.8
Knowledge of Seller	Section 8.5

Defined Term	Section Reference

Material Contract	Section 2.15(a)
Member Litigation	Section 4.5
Non-Recourse Party	Section 7.12
Open Matter	Section 4.9
Open Matter Payments	Section 4.9
Open Matter Settlement Agreement	Section 4.9
Permits	Section 2.8
Purchaser	Preamble
Purchaser Indemnitees	Section 6.2
Responsible Party	Section 6.6(a)
Release Date	Section 6.9(a)
Return	Section 2.12(a)
SEC Reports	Section 3.6
Seller	Preamble
Seller Disclosure Letter	Article II
Seller Indemnitees	Section 6.3
Tax Matter	Section 5.2(a)
Third-Party Claim	Section 6.7
USCO	Section 2.13(b)
USPTO	Section 2.13(b)

Section 8.3.          Construction.  In this Agreement, unless the context otherwise requires:

(a)          references to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication (including electronic mail);

(b)          the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Purchaser, material that has been posted, retained and thereby made available to Purchaser through the on-line “virtual data room” established by the Company);

(c)          words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)          references to Articles, Sections, Exhibits, Schedules, the Preamble, Recitals and Schedules of the Seller Disclosure Letter are references to articles, sections, exhibits, schedules, the preamble and recitals of this Agreement and schedules of the Seller Disclosure Letter, and the descriptive headings of the several Articles, Sections, Exhibits and Schedules of this Agreement and the Schedules of the Seller Disclosure Letter are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e)          whenever this Agreement refers to a number of days, that number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;

(f)          references to “the date hereof” shall mean the date of this Agreement;

(g)          the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(h)          this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(i)          “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(j)          references to “Dollars”, “dollars” or “$”, without more, are to the lawful currency of the United States of America.

Section 8.4.          Exhibits, the Seller Disclosure Letter and the Schedules.

(a)          The Exhibits and the Seller Disclosure Letter and the Schedules are incorporated into and form an integral part of this Agreement.

(b)          Except as otherwise provided in the Seller Disclosure Letter, all capitalized terms therein shall have the meanings assigned to them in this Agreement. The inclusion of any matter, information, item or other disclosure set forth in any schedule of the Seller Disclosure Letter shall not be deemed to constitute an admission of any liability of Seller or the Company or otherwise imply that such matter, information, item or other disclosure is material or is required to be referred to or disclosed under this Agreement. The information contained in the Seller Disclosure Letter is disclosed solely for purposes of this Agreement and no disclosure in the Seller Disclosure Letter relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Each Schedule of the Seller Disclosure Letter corresponds to the section of this Agreement to which it relates; provided, that any information disclosed in any Schedule of the Seller Disclosure Letter will qualify any representation or warranty in this Agreement to the extent that a reasonable Person would reasonably infer, based on the location and content of such disclosure as set forth on such Schedule, the relevance or applicability of the information disclosed to such representation or warranty, notwithstanding the absence of a reference or cross-reference to such representation or warranty on any such Schedule of the Seller Disclosure Letter or the absence of a reference or cross-reference to such Schedule of the Seller Disclosure Letter in such representation or warranty. Seller’s representations and warranties contained in this Agreement are the product of negotiations among the parties thereto and are solely for the benefit of Purchaser. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.2(b) and are qualified by the Seller Disclosure Letter. Consequently, Seller’s representations and warranties in this Agreement may not be relied upon by Persons other than the parties hereto as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.5.          Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Seller” or words of similar import, it shall mean the knowledge of the individuals set forth on Schedule 8.5 of the Seller Disclosure Letter, in each case, after reasonable due inquiry.

Section 8.6.          Seller and Purchaser Acknowledgement. Seller and Purchaser hereby acknowledge and agree that at any time following the eighteen (18) month anniversary of the Closing Date, the Board of Representatives of Seller (or any other governing body or Person managing the affairs of Seller) may, in its sole and absolute discretion, dissolve and wind up the affairs of Seller, including the liquidation of the assets of Seller, in accordance with the terms of the constituent documents of Seller; provided, that Seller shall (a) provide written notice of such dissolution to Purchaser no later than forty-five (45) days prior to the effective date of such dissolution and (b) provide, prior to such dissolution, Purchaser or the Company with powers of attorney and other authorizations reasonably requested by Purchaser or the Company for the purpose of effectuating the transactions contemplated by Section 4.8.

* * * * *

IN WITNESS WHEREOF, the parties hereto have duly executed or caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

PURCHASER:

SEQUENTIAL BRANDS GROUP, INC.

By:	/s/ Gary Klein
Name: Gary Klein
Title: Chief Financial Officer

SELLER:

ETPH ACQUISITION, LLC

By:	/s/ Eric W. Kaup
Name: Eric W. Kaup
Title: Secretary

COMPANY:

Solely for purposes of Section 7.13,

B®AND MATTER, LLC

By:	/s/ Eric W. Kaup
Name: Eric W. Kaup
Title: Secretary

[Signature Page to Purchase Agreement]

EXHIBIT A

Closing Statement

[See attached.]

EXHIBIT B

Closing Bankruptcy Payments

On March 22, 2013, the Company paid, on behalf of the defendants to the Bankruptcy Litigation, by wire transfer of immediately available funds, an amount in cash equal to Two Million One Hundred Thousand Dollars ($2,100,000) for the account of Albert Togut, as Chapter 7 Trustee of Ellen Tracy, LLC, in accordance with and in satisfaction of the obligations of such defendants under the Bankruptcy Settlement Agreement and the Bankruptcy Settlement Approval Order.

EXHIBIT C

Other Closing Payments

1.	Eight Hundred Thousand Dollars ($800,000) payable to Purchaser’s legal counsel in connection with the Bankruptcy Litigation, the Bankruptcy Settlement Agreement and the Bankruptcy Settlement Approval Order, in each case, through the date of this Agreement.

2.	One Hundred Fifty Thousand Dollars ($150,000) payable to Israel Discount Bank of New York in connection with the Bankruptcy Litigation, the Bankruptcy Settlement Agreement and the Bankruptcy Settlement Approval Order.

3.	In respect of any and all change-of-control payments payable to Mark Mendelson in connection with the Transactions: (i) One Million Five Hundred Thousand Two Dollars ($1,500,002) in cash payable to Mark Mendelson; (ii) Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (333,333) shares of Purchaser Common Stock issued to and in the name of Mark Mendelson; and (iii) One Hundred Eleven Thousand One Hundred Eleven (111,111) shares of Purchaser Common Stock issued to and in the name of Suzanne Klevorick.

EXHIBIT D

Open Matter Schedule

Any and all Liabilities of the Company arising from, related to or in connection with the attached agreement, dated as of an uncertain date in 2011, by and between the Company and ET SPORTSWEAR LLC.

EXHIBIT E

Bankruptcy Settlement Agreement

[See attached.]

EXHIBIT F

Escrow Agreement

[See attached.]

EXHIBIT G

Intellectual Property Confirmatory Assignment Agreement

[See attached.]

EXHIBIT H

Seller Closing Payments

1.	Twenty-Five Thousand Dollars ($25,000) payable to Charlie Bang.

Schedule 4.9

1.	Three Hundred Ninety-Five Thousand Dollars ($395,000)

2.	Eight Hundred Thousand Dollars ($800,000)

3.	To the extent that Seller settles the Open Matter in accordance with Section 4.9 for an aggregate amount (the amount of such settlement, the “Open Matter Settlement Amount”) which is less than the amount set forth as item 2 on this Schedule 4.9, Purchaser shall reasonably promptly thereafter pay to Seller an amount in cash equal to the excess of (i) Four Hundred Thousand Dollars ($400,000) over (ii) fifty percent (50%) of the Open Matter Settlement Amount.